Exhibit 12.1


                             CareMatrix Corporation
                      Ratio of earnings to fixed charges



                                         Nine months            Year ended December 31,        June 24, 1994
                                            ended                                             (inception) to
                                      September 30, 1997       1996             1995         December 31, 1994
                                      -------------------- ---------------- ---------------- ------------------
 Pre-tax earnings (loss) from
   continuing operations ............     $ 6,682,224       ($ 6,579,392)    ($ 7,206,243)     ($ 2,555,352)
 Add back fixed charges deducted
   from earnings (loss)  ............       3,470,994          1,816,163          917,431           155,993
 Less pre-tax equivalent of preferred
   stock dividends ..................         (29,891)           (66,222)              --                --
                                          -----------        -----------      -----------       -----------
                                          $10,123,327       ($ 4,829,451)    ($ 6,288,813)     ($ 2,399,359)
                                          ===========        ===========      ===========       ===========
 Fixed charges:
 Interest expense  ..................       1,428,600          1,137,974          543,571            55,856
 Portion of operating lease rentals
   deemed to represent in   .........       2,012,503            611,967          373,860           100,137
 Pre-tax equivalent of preferred
   stock dividends ..................          29,891             66,222               --                --
                                          -----------        -----------      -----------       -----------
                                          $ 3,470,994        $ 1,816,163      $   917,431       $   155,993
                                          ===========        ===========      ===========       ===========
 Ratio of earnings to fixed charges              2.92
                                          ===========
 Deficiency of earnings available
   to cover fixed charges   .........                       ($ 6,645,614)    ($ 7,206,243)     ($ 2,555,352)
                                                             ===========      ===========       ===========